EXHIBIT 99.1

athenahealth Grows Presence in Atlanta
Expansion into Ponce City Market to support athenahealth’s growth and to accelerate efforts to make health care work as it should

WATERTOWN, Mass., June 24, 2013 – athenahealth, Inc. (NASDAQ: ATHN), a leading provider of cloud-based services for electronic health record (EHR), practice management, and care coordination, today announced that it has signed a lease with Jamestown Ponce City Market LP to occupy 75,000 square feet of office space within the Ponce City Market development, also known as Old City Hall. Ponce City Market is the largest adaptive reuse project in Atlanta’s history; 1.1 million square feet of the historic Sears, Roebuck and Company building will be restored.

This move into the central Atlanta market builds upon athenahealth’s current presence of over 140 employees in Alpharetta, Georgia, and will provide the additional flexibility and space required to accelerate the company’s growth across the health care industry. The Ponce City Market redevelopment will preserve the building’s historic character and will include pedestrian access to the BeltLine trails and to a variety of office, residential, dining, and retail space. Over the next five years, athenahealth has plans to add more than 500 jobs to its Atlanta office.

“Ponce City Market offers athenahealth everything we could ask for in an office space as we deepen our roots in Atlanta, and presents us with the opportunity to provide a daily environment that lives up to the work-life aspirations of our company,” said Jonathan Bush, chairman and CEO, athenahealth. “We are building a national health information backbone that will have a revolutionary impact on the cost and quality of health care and are increasingly focused on ensuring our teams work in environments that encourage innovation, collaboration, and support the important work we do. With hundreds more future athenistas to hire, we believe Ponce City Market will help us attract the best talent metro Atlanta has to offer.”

Added Dan Haley, VP, Government Affairs, athenahealth: “We appreciate the efforts of Georgia Economic Development Commissioner Chris Cummiskey, Atlanta Mayor Kasim Reed, and their fantastic teams over the past several months as we worked together to make this exciting expansion happen.”

"athenahealth is one of the fastest-growing companies in HIT, an exploding industry in which the largest sector is already thriving in Georgia thanks to our robust telecommunications infrastructure and health care system, talented workforce and pro-business environment," said Gov. Nathan Deal.

“The athenahealth win is huge for the city, our residents, and the Ponce de Leon corridor,” Atlanta Mayor Kasim Reed said. “The company’s commitment to our city continues Atlanta’s successful string of attracting major operations and headquarters of sought-after companies.”

“The City of Atlanta’s ability to attract a company such as athenahealth is a testament to the strides we are making to position Atlanta as an innovation hub and global city,” said Brian P. McGowan, president and CEO of Invest Atlanta. “Jobs such as the ones athenahealth will bring to Atlanta enable the city to provide great opportunities for our highly skilled and competitive work force.”

“athenahealth’s expansion is a huge win for Georgia and is a great example of why Atlanta is considered to be the nation’s health IT capital,” said Hans Gant, Senior Vice President of Economic Development, Metro Atlanta Chamber (MAC). “Our health IT ecosystem continues to thrive as more companies locate and expand here. Atlanta is home to more than 250 health IT companies, the top nine of which report more than $4 billion in annual revenue. The State of Georgia, led by the Georgia Department of Economic Development, along with MAC and Invest Atlanta have made a concerted effort to focus on the health IT industry cluster, and we are seeing the results of our efforts.”

Steve Cook of Avison Young represented athenahealth, Inc. in this deal; he can be reached at 617-250-7609.

About athenahealth, Inc.
athenahealth is a leading provider of cloud-based services for EHR, practice management, and care coordination. athenahealth’s mission is to be caregivers’ most trusted service, helping them do well doing the right thing. For more information, please visit www.athenahealth.com or call 888-652-8200.

Contact Info:
Holly Spring
athenahealth, Inc. (Media)
hspring@athenahealth.com
617-402-1631

Dana Quattrochi
athenahealth, Inc. (Investors)
investorrelations@athenahealth.com
617-402-1329
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